                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                         RIBOZYME PHARMACEUTICALS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                   76256710-5
                      (CUSIP Number of Class of Securities)

                                 Thomas A. Mann
                              4920 Commerce Parkway
                         Warrensville Heights, OH 44128

                                 with a copy to:

                             Warren Goldenberg, Esq.
                              3300 BP America Bldg.
                                200 Public Square
                              Cleveland, Ohio 44114
                                 (216) 621-0150

                 (Name, address and telephone number of persons
                authorized to receive notices and communications
                    on behalf of person(s) filing statement)

                                  JUNE 25, 1997
             (Date of Event which Requires Filing of this Statement)

--------------------------------------------------------------------------------

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 15 Pages

CUSIP No. 76256710-5
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF REPORTING PERSON

         THOMAS A. MANN -- SSN####-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)   [ X]
                                                                      (b)    [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                    7.      SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY                                144,876
OWNED BY EACH                       --------------------------------------------
REPORTING PERSON                    8.      SHARED VOTING POWER
WITH
                                            -0-
                                    --------------------------------------------
                                    9.      SOLE DISPOSITIVE POWER

                                            144,876
                                    --------------------------------------------
                                    10.     SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       144,876
         THE GROUP'S OWNERSHIP IS BELOW 5% OF THE SHARES
         ISSUED AND OUTSTANDING AND THEREFORE THE 13D FILING
         OBLIGATION IS TERMINATED.
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       2.07%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                                                                    Page 3 of 15
CUSIP No. 76256710-5
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF REPORTING PERSON

         ROBERT A. MANN -- SSN# ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)   [ X]
                                                                      (b)    [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                    7.      SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY                                68,274
OWNED BY EACH                       --------------------------------------------
REPORTING PERSON                    8.      SHARED VOTING POWER
WITH
                                            -0-
                                    --------------------------------------------
                                    9.      SOLE DISPOSITIVE POWER

                                            68,274
                                    --------------------------------------------
                                    10.     SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            68,274
         THE GROUP'S OWNERSHIP IS BELOW 5% OF THE SHARES
         ISSUED AND OUTSTANDING AND THEREFORE THE 13D FILING
         OBLIGATION IS TERMINATED.
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                            .98%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

CUSIP No. 76256710-5
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF REPORTING PERSON

         A.P. VENTURE I CORP. -- EIN# 25-1540691
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)   [ X]
                                                                      (b)    [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                                    7.      SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY                                48,472
OWNED BY EACH                       --------------------------------------------
REPORTING PERSON                    8.      SHARED VOTING POWER
WITH
                                            -0-
                                    --------------------------------------------
                                    9.      SOLE DISPOSITIVE POWER

                                            48,472
                                    --------------------------------------------
                                    10.     SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            48,472
         THE GROUP'S OWNERSHIP IS BELOW 5% OF THE SHARES
         ISSUED AND OUTSTANDING AND THEREFORE THE 13D FILING
         OBLIGATION IS TERMINATED.
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                            .69%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP No. 76256710-5
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF REPORTING PERSON

         AMHERST COLLEGE -- TAX ID# 04-2103542
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)   [ X]
                                                                      (b)    [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         MASSACHUSETTS
--------------------------------------------------------------------------------
                                    7.      SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY                                3,756
OWNED BY EACH                       --------------------------------------------
REPORTING PERSON                    8.      SHARED VOTING POWER
WITH
                                            -0-
                                    --------------------------------------------
                                    9.      SOLE DISPOSITIVE POWER

                                            3,756
                                    --------------------------------------------
                                    10.     SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            3,756
         THE GROUP'S OWNERSHIP IS BELOW 5% OF THE SHARES
         ISSUED AND OUTSTANDING AND THEREFORE THE 13D FILING
         OBLIGATION IS TERMINATED.
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                            .05%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP No. 76256710-5
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF REPORTING PERSON

         SOLWAY INVESTMENTS LIMITED -- TAX ID#: N/A
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)   [ X]
                                                                      (b)    [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                                    7.      SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY                                3,045
OWNED BY EACH                       --------------------------------------------
REPORTING PERSON                    8.      SHARED VOTING POWER
WITH
                                            -0-
                                    --------------------------------------------
                                    9.      SOLE DISPOSITIVE POWER

                                            3,045
                                    --------------------------------------------
                                    10.     SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            3,045
         THE GROUP'S OWNERSHIP IS BELOW 5% OF THE SHARES
         ISSUED AND OUTSTANDING AND THEREFORE THE 13D FILING
         OBLIGATION IS TERMINATED.
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                            .04%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP No. 76256710-5
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF REPORTING PERSON

         PINE STREET PARTNERS II -- TAX ID# 22-3085234
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (A)   [ X]
                                                                      (b)    [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW JERSEY
--------------------------------------------------------------------------------
                                    7.      SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY                                3,165
OWNED BY EACH                       --------------------------------------------
REPORTING PERSON                    8.      SHARED VOTING POWER
WITH
                                            -0-
                                    --------------------------------------------
                                    9.      SOLE DISPOSITIVE POWER

                                            3,165
                                    --------------------------------------------
                                    10.     SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            3,165
         THE GROUP'S OWNERSHIP IS BELOW 5% OF THE SHARES
         ISSUED AND OUTSTANDING AND THEREFORE THE 13D FILING
         OBLIGATION IS TERMINATED.
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                            .04%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

         This Amendment No. 1 to Schedule 13D, filed on June 16, 1997, is filed on behalf of Thomas A. Mann, Robert A. Mann, AP Venture I Corp., a Delaware corporation ("APVI"), the Trustees of Amherst College, a Massachusetts non-profit corporation ("Amherst College"), Solway Investments Limited, a British Virgin Islands corporation ("Solway") and Pine Street Partners II, a New Jersey general partnership (the "Partnership") (all of the foregoing persons and entities are hereinafter referred to jointly as the "Reporting Persons"). This Amendment to Schedule 13D is filed on behalf of the Reporting Persons relative to transactions, since the statement on Schedule 13D filed on June 16, 1997, in certain common stock, $0.01 par value per share (the "Common Stock"), issued by Ribozyme Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (the "Issuer"). As of June 25, 1997, the share ownership of the reporting persons fell below five percent (5%) of the Issuer's shares issued and outstanding and therefore the 13D filing obligation is terminated.

         Pursuant to General Instruction C of Schedule 13D, the information called for by Items 2-6, inclusive, of Schedule 13D has been given with respect to each partner of the Partnership and each person controlling such partner and with respect to APVI and Solway, each (i) executive officer and director of such corporation, (ii) person controlling such corporation, and (iii) each executive officer and director of any corporation or other person ultimately in control of such corporation.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (The number of issued and outstanding shares of Common Stock upon which the various percentages set forth in this amended statement on Schedule 13D are based does not include any outstanding securities convertible into Common Stock or any shares of Common Stock subject to any outstanding options.)

         (a) (i) Thomas A. Mann is the beneficial owner of 144,876 shares of Common Stock, which constitute 2.07% of the 6,981,053 shares of Common Stock issued and outstanding as of July 16, 1997.

             (ii) Robert A. Mann is the beneficial owner of 68,274 shares of Common Stock, which constitute .98% of the 6,981,053 shares of Common Stock issued and outstanding as of July 16, 1997.

             (iii) APVI is the beneficial owner of 48,472 shares of Common Stock, which constitute .69% of the 6,981,053 shares of Common Stock issued and outstanding as of July 16, 1997.

             (iv) Amherst College is the beneficial owner of 3,756 shares of Common Stock, which constitute .05% of the 6,981,053 shares of Common Stock issued and outstanding as of July 16, 1997.

             (v) Solway is the beneficial owner of 3,045 shares of Common Stock, which constitute .04% of the 6,981,053 shares of Common Stock issued and outstanding as of July 16, 1997.

             (vi) The Partnership is the beneficial owner of 3,165 shares of Common Stock, which constitute .04% of the 6,981,053 shares of Common Stock issued and outstanding as of July 16, 1997.

                                  SCHEDULE 13D
                                 SIGNATURE PAGE

         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  July 17, 1997                     /s/ Thomas A. Mann
                                          -------------------------------------
                                                  Thomas A. Mann, individually

                                  SCHEDULE 13D
                                 SIGNATURE PAGE

         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  July 17, 1997                     /s/ Robert A. Mann
                                          -------------------------------------
                                                  Robert A. Mann, individually

                                  SCHEDULE 13D
                                 SIGNATURE PAGE

         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED:  July 17, 1997                        A.P. VENTURE I CORP.

                                             By:  /s/ Robert Paul
                                                  -----------------------------
                                                      Robert Paul, President

                                  SCHEDULE 13D
                                 SIGNATURE PAGE

         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  July 17, 1997                         TRUSTEES OF AMHERST COLLEGE


                                              By: /s/ Sharon G. Siegel
                                                  -----------------------------
                                                    Sharon G. Siegel, Treasurer

                                  SCHEDULE 13D
                                 SIGNATURE PAGE

         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  July 17, 1997                         SOLWAY INVESTMENTS LIMITED

                                              By: /s/ Bob Bernard
                                                  -----------------------------
                                                    Bob Bernard, Agent

                                 SCHEDULE 13D
                                SIGNATURE PAGE

         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  July 17, 1997             PINE STREET PARTNERS II

                                  By: WILLIAM D. BERGHOLD, general partner
                                     By: /s/ William D. Berghold
                                         -----------------------------
                                         William D. Berghold, general partner